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                                                                    EXHIBIT 99.1


2950 North Loop West, Suite 700
Houston, TX  77092
PHONE: (713) 685-8062   FAX: (713) 683-7841


NATCO GROUP ANNOUNCES FOURTH QUARTER BACKLOG UP, EARNINGS IN LINE WITH
                     EXPECTATIONS HOUSTON, JANUARY 24, 2002
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NATCO Group Inc. (NYSE: NTG - "the Company") today indicated it expects its fourth quarter performance to be in line with analyst expectations. Results for North American Operations were positive, and strong bottom line performance in Engineered Systems helped offset lower project revenue. Highlights for the quarter include a performance bonus on the Alaskan Northstar project, additional contribution from the Southeast Asian CTOC project, which is very near completion, and continued excellent performance by NATCO's UK subsidiary, Axsia. NATCO further indicated its backlog increased in the fourth quarter to over $100 million. Bookings highlights include projects awarded in the North Sea, Middle East and the Cook Inlet (Alaska), and several smaller projects offshore Gulf of Mexico and West Africa.

The Company also indicated it expects to meet analyst forecasts for the quarter ahead and year as a whole. "As everyone knows, in the last number of months there has been a slowdown in oil and gas markets - both domestic activity and large international projects," noted Nat Gregory, Chairman and CEO. "However, we are pleased that NATCO has stayed on track and remain optimistic about the current year. We see a number of opportunities that can contribute to growth and increasing profits even in a difficult market." The Company expects to complete its audit and release financial results in the last week of February.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 70 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risk and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Form S-1 and the Annual Report on Form 10-K, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.